INVESTOR RELATIONS

Contact:
Charles M. Fleischman
President
Digene Corporation
(301) 944-7000
http://www.digene.com/

Investor Relations:
Deborah Ardern-Jones/Lanie Fladell
Financial Dynamics
(212) 850-5600

Financial Media: Sean Leous
Financial Dynamics
(212) 850-5755

DIGENE ANNOUNCES FISCAL 2003
FOURTH QUARTER AND YEAR END RESULTS
- Quarterly Revenue Up 50% to $19.1 Million, HPV Product Sales Increase 68%-
- First Profitable Quarter with Net Income of $0.3 Million, or $0.01 per Share –

GAITHERSBURG, MARYLAND, August 26, 2003 — Digene Corporation (NASDAQ: DIGE) today reported financial results for the fiscal 2003 fourth quarter and year ended June 30, 2003.

Total revenue increased 50% to $19.1 million in the fiscal 2003 fourth quarter from $12.7 million in the comparable fiscal 2002 quarter. Gross margin on product sales rose to 82% in the fiscal 2003 fourth quarter from 75% in the comparable fiscal 2002 quarter. Net income was $0.3 million, or $0.01 per share, in the fiscal fourth quarter, as compared to a net loss of $4.5 million, or $0.25 per share, in the comparable fiscal 2002 quarter. Net loss for the fiscal 2002 fourth quarter included expenses of approximately $2.0 million related to the terminated merger with Cytyc Corporation.

For fiscal 2003, total revenue increased 29% to $63.1 million from $48.8 million in fiscal 2002. Gross margin on product sales rose to 79% in fiscal 2003 from 72% for fiscal year 2002. Net loss was $4.3 million, or $0.24 per share, for fiscal year 2003 as compared to a net loss of $9.4 million, or $0.54 per share, for fiscal 2002. Net loss for fiscal 2002 included non-recurring expenses of $5.5 million related to the repurchase of distribution rights for the Company’s chlamydia and gonorrhea products from Abbott Laboratories and the terminated Cytyc transaction.

Evan Jones, Chairman and Chief Executive Officer of Digene Corporation, commented, “The fiscal 2003 fourth quarter was one of notable accomplishments for Digene. Financially, we achieved our first quarter of profitability, driven by strong growth for our HPV Test both domestically and internationally, as worldwide HPV Test sales increased 68% to $16.0 million from $9.5 million in last year’s fourth quarter. Strategically, we made significant progress with our growth initiatives as we moved forward with our commercialization plan for the DNAwithPap™ Test. In early June we contracted with PDI, Inc. to establish a Digene physician detailing sales organization for the DNAwithPap Test, and earlier this month we announced that the 34 physician sales representatives had completed training and began calling on physicians to educate them on the benefits of DNAwithPap testing.”

Mr. Jones continued, “On July 31st, the American College of Obstetricians and Gynecologists (ACOG) revised its recommended cervical cancer screening guidelines to include primary screening with an FDA-approved test for high-risk HPV types in conjunction with cytology testing for all women over age 30. These recommendations, consistent with the guidelines issued by the American Cancer Society this past November, represent ACOG’s most revolutionary revision in more than a decade. Armed with the support of these distinguished medical organizations and the mounting body of published clinical data, our sales force is uniquely positioned to serve as educators for physicians on this new paradigm in cervical cancer screening. We are enthusiastic about the opportunities for Digene, as we forge ahead and pioneer this new frontier in women’s health.”

The momentum generated during fiscal 2003 and in recent months was marked by several commercial and clinical milestones, the most notable of which included:

•	FDA Approval of DNAwithPap Test for Primary Screening Indication – On March 31st, the U.S. FDA approved Digene’s Pre-Market Approval Supplement application for the hc2 High-Risk HPV DNA Test™ for use with a Pap test to adjunctively screen women age 30 and older to assess the presence or absence of high-risk HPV types.

•	Published practice guidelines

•	In July 2003, ACOG published new recommendations for cervical cancer screening, that included the use of an FDA-approved test for high-risk types of HPV in conjunction with cytology testing for women age 30 and older.

•	In November 2002, the American Cancer Society issued new cervical cancer screening guidelines which included a preliminary recommendation that human papillomavirus (HPV) DNA testing for high-risk HPV types, together with a Pap test, be used in primary screening for women age 30 and over as frequently as every three years.

•	Expanded Adoption of HPV Testing in ASC-US Indication — During fiscal 2003, Digene increased its penetration of the U.S. ASC-US testing market to approximately 60% from approximately 38% at the end of fiscal 2002.

•	DNAwithPap Test Laboratory and Reimbursement Milestones – As reported in mid-August 2003, reimbursement for the DNAwithPap Test is available for over 25 million covered lives, and all major labs in the U.S. now have the necessary infrastructure to perform DNAwithPap testing.

•	Established European Direct Sales – Through 2003 Digene established new European direct sales companies, bringing the total number of international operating companies to six. Now Digene can ship into all European countries.

Separately, subsequent to the fourth quarter Digene further strengthened its senior management team through the promotion of Mark A. Del Vecchio to Vice President, Regulatory and Clinical Affairs and Allison P. Cullen to Vice President, Product Development. Mr. Del Vecchio joined the Company in 1997 and has held positions of increasing responsibility since then, most recently as Director, Regulatory and Clinical Affairs. Ms. Cullen joined the Company in 1991 and has held positions of increasing responsibility since then, most recently as Senior Director, Women’s Health Research and Development. Both positions are newly created at the Company.

Digene Outlook
The following forward-looking information is being provided as a convenience to investors. The projections herein are based upon numerous assumptions, many of which Digene cannot control and which may not develop as Digene expects. Consequently, actual results may differ materially from the guidance and objectives described herein. Further, the guidance and objectives provided below assume the continued growth and success of Digene’s existing business, including sales of its HPV Tests. Please refer to the disclosure notice below.

For the fiscal 2004 first quarter ending September 30, 2003, the Company expects total revenues to be in the range of $19 million to $20.5 million with gross margins of approximately 80%. Fiscal 2004 first quarter pre-tax profit is projected to be between $0.45 million and $0.9 million, or $0.02 and $0.04 per share, respectively, based on a diluted share count of 21 million shares.

For the fiscal year ending June 30, 2004, Digene expects total revenues to be in the range of $90 million to $95 million with gross margins of approximately 80%. Pre-tax profit for the fiscal year ending June 30, 2004 is projected to be between $6.5 million and $7.5 million, or $0.31 and $0.36 per share, respectively, based on a diluted share count of 21 million shares. Digene expects fiscal 2004 total HPV Test revenue to range between $76 million and $83 million, of which approximately $61 million to $67 million will come from the U.S.

Total operating expenses for fiscal 2004 are projected to be between $64 million and $72 million, with Research and Development spending representing between $10 million and $12 million, General and Administrative expenses of between $18 million and $20 million, and Sales and Marketing expenses of between $36 million and $40 million.

For the full year of fiscal 2005 Digene expects total revenue growth of at least 40% above fiscal 2004 levels with a full year pre-tax profit of at least $15 million.

Digene management will host a conference call to discuss results for the fiscal 2003 fourth quarter on August 26, 2003 at 10:30 am (Eastern). The call will be broadcast live over the Internet and can be accessed at Digene’s website, http://www.digene.com/. In addition, a telephonic replay of the call will be available through September 9, 2003; and may be accessed by dialing (706) 645-9291 access code 2307241.

Digene Corporation (Nasdaq: DIGE), based in Gaithersburg, Maryland, develops, manufactures and markets proprietary DNA and RNA testing systems for the screening, monitoring and diagnosis of human diseases. Digene’s primary focus is in women’s cancers and infectious diseases where the Company’s lead product is the only FDA approved test for human papillomavirus, or HPV, which studies show is the cause of greater than 99% of cervical cancer cases. The Digene hc2 High-Risk HPV DNA Test is approved in the U.S. for use in conjunction with the Pap test as a primary screen for cervical cancer and its precursors in women age 30 and older and as a follow-up to an abnormal Pap test result. The Company’s product portfolio also includes DNA tests for the detection of other sexually transmitted infections, including chlamydia and gonorrhea, and tests for blood viruses. Please visit our website at: http://www.digene.com. For more information on HPV testing, please visit: http://www.thehpvtest.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of the future as there are a number of meaningful factors that could cause the Company’s actual results to vary materially from those indicated by such forward-looking statements. Meaningful factors, which could cause actual results to differ from expectations include, but are not limited to, the degree of acceptance of HPV testing by physicians, the extent of reimbursement for the HPV Test by third party payors, uncertainty of the company’s future profitability, its ability to scale up manufacturing operations to meet any increased demand, the uncertainty regarding patents and proprietary rights, the success of the Company’s marketing efforts, competition, risks inherent in international transactions, and the inability to obtain requisite additional financing, as well as other factors discussed in the Company’s Securities and Exchange Commission filings. For other factors, reference is made to the discussion in the Company’s annual and quarterly reports filed with the Securities and Exchange Commission.

-TABLES FOLLOW-

Exhibit 99.1

DIGENE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except net income (loss) per share and shares)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

Revenues:
Product sales	$18,935	$12,385	$62,440	$45,750
Distribution contract	—	—	—	2,357
Other	119	284	662	741

Total revenues	19,054	12,669	63,102	48,848

Costs and expenses:
Cost of product sales	3,384	3,147	13,383	12,938
Research and development	3,614	2,610	10,262	9,265
Selling and marketing	7,766	5,696	27,913	19,835
General and administrative	4,300	5,675	16,642	14,024
Amortization of intangible assets	—	38	—	150
Abbott termination fee	—	—	—	2,500

Loss from operations	(10)	(4,497)	(5,098)	(9,864)

Other income (expense):
Other income	371	(104)	678	(20)
Interest income	115	196	593	729
Interest expense	(71)	(21)	(273)	(32)

Income (loss) from operations before income taxes	405	(4,426)	(4,100)	(9,187)
Provision for income taxes	145	42	224	210

Net income (loss)	$260	$(4,468)	$(4,324)	$(9,397)

Net income (loss) per common share:
Basic	$0.01	$(0.25)	$(0.24)	$(0.54)

Diluted	$0.01	$(0.25)	$(0.24)	$(0.54)

Weighted average shares outstanding:
Basic	18,193,585	17,959,653	18,135,689	17,360,725

Diluted	19,662,517	17,959,653	18,135,689	17,360,725

DIGENE CORPORATION
SELECTED CONSOLIDATED BALANCE SHEET DATA
(in thousands)

	June 30,	June 30,
	2003	2002

ASSETS

Current assets:
Cash and cash equivalents	$7,883	$9,453
Short-term investments	26,409	30,140

Total current assets	53,900	56,770

Total assets	63,375	67,241

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities	$17,780	$16,942

Long-term liabilities	2,589	10,660

Total stockholders’ equity	43,006	39,639

Total liabilities and stockholders’ equity	$63,375	$67,241

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